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                                                                   EXHIBIT 99.1
NEWS RELEASE

Contacts: Douglas R. Sharps                Luisa Winnett / Jerry Tolk
          Chief Financial Officer          Gavin Anderson & Company
          (502) 454-1365                   (212) 515-1944 / (212) 515-1911

                  COMPANY NAME CHANGE TO TROVER SOLUTIONS, INC.
         SIGNALS EVOLUTION AND EXPANSION OF HEALTHCARE RECOVERIES, INC.

LOUISVILLE, KENTUCKY-- JANUARY 17, 2002 -- Healthcare Recoveries, Inc. [NASDAQ: formerly HCRI] announced today that the Company has changed its name to Trover Solutions, Inc. The Company's common stock will trade on the NASDAQ under the new corporate name and new ticker symbol: TROV.

Commenting on the name change, Patrick B. McGinnis, Chief Executive Officer and Chairman of the Board of Trover Solutions, Inc. said, "We have been the leader in claims recovery services for health insurers since 1988. Having substantially increased our market reach by offering recovery services to property and casualty insurers, we simultaneously introduced our proprietary subrogation software, which is now available to the entire insurance industry. This clearly demonstrates our expertise and ability to address a much larger market with greater opportunity. Our new corporate identity, Trover Solutions, reflects the company's continued development and emphasizes to our shareholders and customers an exciting new chapter in our history."

The Company chose the name Trover Solutions to reflect its on-going development of recovery services for the insurance industry. Trover, from the French verb "to find," refers to a legal action to recover the value of property wrongly withheld from its owner.

The Company's divisions and business units will continue to operate under their existing names and will retain their current operating structure. They are:

         o Healthcare Recoveries: provides turnkey recovery services to healthcare payors;

         o TransPaC Solutions: delivers subrogation recovery services to the property and casualty industry; and

         o Troveris: offers internet-enabled subrogation recovery software and consultative services for healthcare payors and property and casualty insurers.

McGinnis added, "We remain dedicated to increasing the productivity of insurance-industry knowledge workers with technology that is second-to-none. By making our technology commercially available, our ability to increase the productivity of recovery specialists becomes independent of where that worker is employed. Additionally, by using Troveris software, customers can now purchase any of our subrogation services on a completely unbundled basis."

ABOUT TROVER SOLUTIONS
Trover Solutions, Inc. (NASDAQ: TROV) is a leading independent provider of insurance-related recovery services and software for private healthcare payors and property and casualty insurers.

Serving clients in all 50 states, the Company has recovered more than $1bn for its clients since it was founded in 1988.


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For further information, please visit our website at
http://www.troversolutions.com

This release contains statements that constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this release include the intent, belief or current expectations of management, as well as the assumptions on which such statements are based. Important factors currently known to management that could cause actual results to differ materially from those in the forward-looking statements can be found in the Company's Safe Harbor Compliance Statement included as
Exhibit 99.1 to its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

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